Exhibit 23.9

CONSENT OF DATA & CONSULTING SERVICES
DIVISION OF SCHLUMBERGER TECHNOLOY CORPORATION

We hereby consent to the inclusion of information included or incorporated by reference in this Amendment No. 1 to this Registration Statement of BreitBurn Energy Partners L.P. (the “Partnership”) on Form S-3 with respect to the oil and gas reserves of Quicksilver Resources, Inc.’s Northeast Operations, as of December 31, 2004, 2005, 2006 and 2007, which information has been included or incorporated by reference in this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the prospectus, which is part of such Registration Statement.

Data & Consulting Services
Division of Schlumberger Technology Corporation

/s/ Charles M. Boyer II

By:	Charles M. Boyer II, P.G.
Title:	Operations Manager
Pittsburgh Consulting Services

Pittsburgh, Pennsylvania
July 28, 2008